[Specimen certificate of the Common Shares]

Exhibit 4.2

Título Provisional No. [•]

Ampara: [•] Acciones de la Serie Única
De la [•] a la [•], representativas del capital.
Íntegramente suscritas y pagadas,
sin expresión de valor nominal.

DESARROLLADORA HOMEX, S.A. de C.V.

Domicilio: Duración:	Culiacán, Sinaloa Indefinida

El presente título ampara [•] acciones de las [___] ([___]) acciones ordinarias, nominativas, de la serie única, sin expresión de valor nominal representativas del total del capital sin derecho a retiro que integran el capital social de DESARROLLADORA HOMEX, S.A. DE C.V. (la “Sociedad”).

Este título de acciones se emite de conformidad con lo previsto en el artículo 74 de la Ley del Mercado de Valores y para los efectos de esa disposición estará depositado en la S. D. Indeval, S.A. de C. V., Institución para el Depósito de Valores.

El capital social es variable. El capital mínimo fijo sin derecho a retiro asciende a la cantidad de $[___] ([___] pesos 00/100 Moneda Nacional) y está representado por [___] acciones ordinarias, nominativas, sin expresión del valor nominal, totalmente suscritas y pagadas, de una sola serie (“Serie Única”). La parte variable del capital social es ilimitada y estará representada por acciones ordinarias, nominativas, sin expresión del valor nominal, de la Serie Única. Salvo por el derecho de retiro del que son titulares los tenedores de acciones representativas de la parte variable del capital social, todas las acciones del capital social confieren los mismos derechos y obligaciones.

La Sociedad se constituyó bajo la denominación de Grupo Picsa, S.A. de C.V. mediante escritura pública número 2,387 de fecha 30 de marzo de 1998, otorgada ante la fe del licenciado Gerardo Gaxiola Díaz, notario público número 167 en el Estado de Sinaloa cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y del Comercio del Culiacán, Sinaloa el 23 de abril de 1998 bajo la inscripción número 191 del libro número 36 primero de comercio.

La Sociedad cambió su denominación social de Grupo Picsa, S.A. de C.V. por Desarrolladora Homex, S.A. de C.V., según consta en en la escritura pública número 3,155 de fecha 19 de noviembre de 1999, otorgada ante el Lic. Oscar Guillermo Corrales López, titular de la notaría pública número 54 del Culiacán, Sinaloa, cuyo primer testimonio quedó inscrito en el Registro Público de la Propiedad y Comercio de Culiacán, Sinaloa el 6 de diciembre de 1999 bajo la inscripción número 22 del libro número 54 primero de comercio.

La Sociedad es de nacionalidad mexicana. Todo extranjero que adquiera un interés o participación social en la Sociedad se obliga a considerarse como nacional respecto de uno y otra, así como de los bienes, derechos, concesiones, participaciones o intereses de que sea titular la Sociedad o bien de los derechos y obligaciones que deriven de los convenios en los que sea parte la Sociedad con autoridades mexicanas, y a no invocar por lo mismo la protección de su gobierno, bajo la pena, en caso contrario, de perder dicho interés o participación social en beneficio de la Nación.

Culiacán, Sinaloa a 29 de junio de 2004

Eustaquio Tomás De Nicolás Gutiérrez Consejero	Luis Harvey McKissack Consejero

Principales Derechos y Obligaciones de los Accionistas

ARTICULO SEXTO. El capital social es variable. El capital fijo sin derecho a retiro asciende a la cantidad de $[___] (___pesos 00/100 Moneda Nacional) y estará representado por [___] acciones ordinarias, nominativas, sin expresión del valor nominal, totalmente suscritas y pagadas, de una sola serie (“Serie Única”). La parte variable del capital social es ilimitada y estará representada por acciones ordinarias, nominativas, sin expresión del valor nominal, de la Serie Única. Salvo por el derecho de retiro del que son titulares los tenedores de acciones representativas de la parte variable del capital social, todas las acciones del capital social confieren los mismos derechos y obligaciones.

Según lo establecido por el artículo 14 Bis 3, fracción II de la Ley del Mercado de Valores, previa autorización de la Comisión Nacional Bancaria y de Valores, la Sociedad podrá emitir acciones sin derecho a voto, al igual que con la limitante de otros derechos corporativos, así como acciones de voto restringido distintas a las que prevé el artículo 113 de la Ley General de Sociedades Mercantiles, con las limitaciones y requisitos establecidas en dicho artículo. Al momento de emisión de dichas acciones, la asamblea de accionistas que acuerde su emisión determinará los derechos que les correspondan a las acciones motivo de la emisión. En su caso, las acciones que se emitan al amparo de este párrafo, serán de una serie distinta a las demás acciones que representen el capital social de la Sociedad.

ARTICULO SÉPTIMO. La Sociedad podrá emitir acciones no suscritas, las cuales se conservarán en la tesorería de la Sociedad para ser entregadas en la medida que se realice su suscripción y pago.

Asimismo, previa autorización expresa de la Comisión Nacional Bancaria y de Valores, la Sociedad podrá emitir acciones no suscritas para su colocación en el público, siempre que se mantengan en custodia en una institución para el depósito de valores y se cumplan las condiciones previstas al efecto por el artículo 81 de la Ley del Mercado de Valores.

ARTICULO NOVENO. La Sociedad llevará un libro de registro de acciones nominativas, de acuerdo con los artículos 128 y 129 de la Ley General de Sociedades Mercantiles y, en su caso, en términos del artículo 78 de la Ley del Mercado de Valores. El libro de registro de acciones deberá ser llevado, por el Secretario del Consejo de Administración de la Sociedad, a menos que los accionistas o el Consejo de Administración designen a una persona diferente para llevar dicho registro. La Sociedad podrá en los términos legales correspondientes, encomendar a instituciones para el depósito de valores, el registro de acciones y la realización de las inscripciones respectivas en el registro de acciones.

La Sociedad considerará como tenedor legítimo a quien aparezca inscrito en el libro de registro de acciones nominativas.

ARTICULO DÉCIMO PRIMERO. Con excepción de los aumentos del capital social resultantes de la colocación de acciones propias a que se refiere el artículo Octavo de los estatutos sociales, los aumentos del capital social se efectuarán por resolución de la asamblea general ordinaria o extraordinaria de accionistas, según sea el caso, conforme a lo previsto en la Ley General de Sociedades Mercantiles y las reglas previstas en este Artículo.

En los aumentos de capital social podrá acordarse la emisión de acciones. Los aumentos del capital social en su parte fija se harán por resolución de la asamblea general extraordinaria de accionistas de conformidad con los estatutos sociales. En este caso, se requerirá además de la reforma de estos estatutos sociales.

Los aumentos del capital social en su parte variable, salvo que resulten de la colocación de acciones propias adquiridas en los términos del artículo Octavo de los estatutos sociales, se harán por resolución de la asamblea general ordinaria de accionistas de conformidad con los estatutos sociales, con la única formalidad de que el acta correspondiente sea protocolizada ante notario público, sin necesidad de inscribir la escritura respectiva en el Registro Público de Comercio.

Al tomarse los acuerdos respectivos a aumentos del capital social, la asamblea de accionistas que decrete el aumento, o cualquier asamblea de accionistas posterior, fijará los términos y condiciones en los que deba de llevarse a cabo dicho aumento, quien a su vez podrá delegar esa facultad al Consejo de Administración.

Las acciones que por resolución de la asamblea que decrete su emisión deban entregarse a medida que se realice su suscripción, podrán ser ofrecidas para suscripción y pago por el Consejo de Administración o por el delegado o los delegados especiales, de acuerdo con las facultades que a éstos hubiese otorgado la asamblea de accionistas, respetando en todo caso los derechos de preferencia que se establecen en el artículo Décimo Segundo de los estatutos sociales.

Los aumentos de capital podrán efectuarse mediante capitalización de cuentas del capital contable a que se refiere el artículo 116 de la Ley General de Sociedades Mercantiles o mediante pago en efectivo o en especie, o por capitalización de pasivos. En los aumentos por capitalización de cuentas del capital contable, todas las acciones tendrán derecho a la parte proporcional que les corresponda del aumento, sin que sea necesario emitir nuevas acciones que lo representen.

Salvo por los aumentos del capital social resultantes de la colocación de acciones propias adquiridas por la Sociedad en los términos del artículo Octavo de los estatutos sociales, todo aumento del capital social deberá inscribirse en el registro que a tal efecto llevará la Sociedad, a través de la persona designada conforme al artículo Noveno de losestatutos sociales.

ARTICULO DÉCIMO SEXTO. Los títulos definitivos o los certificados provisionales que representen a las acciones serán nominativos y podrán amparar una o más acciones, contendrán las menciones a que se refiere el artículo 125 de la Ley General de Sociedades Mercantiles y la indicación de la serie o subserie, llevarán inserto el texto del artículo Quinto de los estatutos sociales, y serán suscritos por dos miembros propietarios del Consejo de Administración.

Cuando se trate de títulos de acciones que se depositen en una institución para el depósito de valores o cuando dicha institución reciba directamente de la Sociedad valores provenientes del ejercicio de derechos patrimoniales que haga efectivos por cuenta de sus depositantes, la Sociedad podrá, previa aprobación de la institución para el depósito de valores, entregarle títulos múltiples o un solo título que amparen las acciones materia de la emisión y del depósito, debiendo la propia institución hacer los asientos necesarios para que queden determinados los derechos de los respectivos depositantes. En tal caso, los títulos que las representen serán emitidos con la mención de estar depositados en la institución para el depósito de valores de que se trate, sin que se requiera expresar en el documento el nombre, el domicilio, ni la nacionalidad del titular. Cuando así lo convengan la Sociedad y la institución para el depósito de valores, podrán emitirse títulos que no lleven cupones adheridos. En este caso, las constancias que expida la institución para el depósito de valores de que se trate harán las veces de dichos títulos accesorios para todos los efectos legales, en los términos de la Ley del Mercado de Valores.

ARTICULO DÉCIMO OCTAVO. Las convocatorias para asambleas de accionistas deberán ser hechas por el Consejo de Administración, por su Presidente o por el o los Comisarios. Los accionistas con acciones con derecho a voto, incluso en forma limitada o restringida, que representen cuando menos el 10% (diez por ciento) del capital social podrán solicitar se convoque a una asamblea general de accionistas en los términos señalados en el artículo 184 de la Ley General de Sociedades Mercantiles.

Cualquier accionista tendrá el mismo derecho en cualquiera de los casos a que se refiere el artículo 185 de la Ley General de Sociedades Mercantiles. Si no se hiciese la convocatoria dentro de los 15 (quince) días siguientes a la fecha de solicitud, un Juez de lo Civil o de Distrito del domicilio de la Sociedad, lo hará a petición de cualquier accionista interesado, quien deberá acreditar la titularidad de sus acciones para este objeto.

Las convocatorias para las asambleas generales ordinarias, extraordinarias o especiales deberán publicarse en el periódico oficial del domicilio social de la Sociedad o en uno de los diarios de mayor circulación en dicho domicilio, por lo menos con 15 (quince) días de anticipación a la fecha fijada para la asamblea. Las convocatorias contendrán el orden del día y deberán estar firmadas por la persona o las personas que las hagan.

Desde el momento en que se publique la convocatoria para las asambleas de accionistas, deberán estar a disposición de los mismos, de forma inmediata y gratuita, la información y los documentos relacionados con cada uno de los puntos del orden del día a tratarse en la asamblea a la cual se convocó.

De conformidad con lo establecido en el segundo párrafo del artículo 178 de la Ley General de Sociedades Mercantiles, las resoluciones tomadas fuera de asamblea, por unanimidad de los accionistas que representen todas las acciones con derecho a voto o de la serie especial de acciones de que se trate, en su caso, tendrán para todos los efectos legales la misma validez que si hubieren sido adoptadas reunidos en asamblea general o especial, respectivamente, siempre que los accionistas las confirmen por escrito.

ARTICULO DÉCIMO NOVENO. Sólo las personas inscritas como accionistas en el Libro de Registro de Acciones, así como las que presenten las constancias emitidas por el S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, tendrán derecho de comparecer o de ser representadas en las asambleas de accionistas, para lo cual será aplicable lo dispuesto en la Ley del Mercado de Valores. Los accionistas podrán ser representados en las asambleas por la persona o las personas que para ello designen mediante poder otorgado en formulario elaborado por la Sociedad, el cual deberá reunir los requisitos señalados en el artículo 14 bis tres fracción VI, inciso c) de la Ley del Mercado de Valores. La Sociedad deberá mantener a disposición de los intermediarios del mercado de valores que acrediten contar con la representación de los accionistas de la propia Sociedad, por lo menos quince (15) días naturales antes de la fecha de la asamblea respectiva, los referidos formularios de poderes, de lo cual se cerciorará el Secretario de la Sociedad, haciéndolo constar en el acta de la Asamblea.

El Secretario del Consejo de Administración estará obligado a cerciorarse de la observancia de lo dispuesto en el párrafo anterior, e informar sobre ello a la asamblea de accionistas, lo que se hará constar en el acta respectiva.

Cada accionista o su representante tendrá derecho a un voto por cada acción. Los miembros del Consejo de Administración, funcionarios y Comisarios de la Sociedad no podrán representar a ningún accionista en las asambleas de accionistas de la Sociedad.

ARTICULO VIGÉSIMO SÉPTIMO. La dirección y administración de los negocios y bienes de la Sociedad estará confiada a un Consejo de Administración que estará compuesto por un mínimo de 5 (cinco) y un máximo de 20 (veinte) miembros conforme lo resuelva la asamblea de accionistas correspondiente, de los cuales por lo menos el 25% (veinticinco por ciento) deberán ser independientes, en términos de lo previsto en el artículo 14 Bis de la Ley del Mercado de Valores. Por cada Consejero Propietario deberá designarse su respectivo suplente. Los consejeros serán designados de la siguiente forma:

1.	Todo accionista o grupo de accionistas que represente cuando menos el 10% (diez por ciento) de las acciones con derecho a voto, tendrá derecho a designar a un consejero y su respectivo suplente, para el caso de ausencia del primero, por resolución de la asamblea general ordinaria convocada para tal efecto.

2.	Toda minoría de acciones de voto restringido distintas a las que prevé el artículo 113 de la Ley General de Sociedades Mercantiles o de voto limitado a que alude dicho precepto, que represente cuando menos el 10% (diez por ciento) del capital social en una o ambas series de acciones, tendrá el derecho a designar por lo menos a un consejero y su respectivo suplente; a falta de esta designación de minorías, el conjunto de los tenedores de dicha clase de acciones gozarán el derecho de nombrar a por lo menos dos consejeros y sus suplentes. En el segundo caso, las designaciones, así como la sustitución y revocación de consejeros, serán acordados en asamblea especial. Sólo podrán revocarse los nombramientos de estos consejeros, cuando se revoque el de todos los demás.

La designación o elección de los miembros del Consejo de Administración será hecha por la asamblea general ordinaria o especial de accionistas, según sea el caso, por el voto favorable de la mayoría de los tenedores de las acciones representativas del capital social que se encuentren presentes en la asamblea correspondiente.

ARTICULO CUADRAGÉSIMO OCTAVO. Todos los conflictos, disputas, diferencias o desacuerdos insuperables que surjan entre dos o más accionistas o entre dos o más grupos de accionistas o entre cualquiera de ellos y la Sociedad, que deriven de los presentes estatutos o que guarden relación con los mismos, serán resueltos definitivamente mediante arbitraje, de acuerdo con el Reglamento de Arbitraje de la Cámara Internacional de Comercio, que se conducirá en la Ciudad de México, D.F., por un tribunal integrado por tres árbitros mexicanos, peritos en derecho. Cada uno de los involucrados designará a un árbitro y el tercero, quien presidirá, será designado por los árbitros designados por las partes involucradas. Si una de las partes no designara al árbitro que le corresponde dentro de los 10 (diez) días hábiles siguientes a la fecha de notificación en que se demande el inicio del procedimiento arbitral por la otra parte, o si los dos árbitros no llegarán a un acuerdo sobre la designación del tercero dentro de los 10 (diez) días hábiles siguientes a su designación, la Cámara Internacional de Comercio hará la designación del árbitro no designado por la parte remisa, o del árbitro tercero, según sea el caso.

El laudo definitivo será inapelable y obligatorio para la partes y podrá ser presentado por cualquiera de ellas ante un tribunal competente de la Ciudad de México, Distrito Federal para su ejecución, y las partes expresamente se someten a la jurisdicción de dicho tribunal con el único objeto de la ejecución del laudo que se emita conforme a este Artículo.

[English Translation for Informational Purposes Only]

Provisional Certificate No. [•]

Covers: [•] Single-series shares of stock From [•] to [•], representing share capital Fully subscribed and paid for, without par value

DESARROLLADORA HOMEX, S.A. de C.V.

Place of Business:	Culiacán, Sinaloa
Duration:	Indefinite

This certificate covers [•] shares of stock out of the [   ] ([   ]) common, registered, single-series shares without par value and representing the total share capital, which cannot be withdrawn, that make up the share capital of DESARROLLADORA HOMEX, S.A. DE C.V. (hereinafter referred to as the “Company”).

This stock certificate is issued pursuant to the provisions of Section 74 of the Securities Market Act and for the purposes thereof will be deposited with S.D. Indeval, S.A. de C. V., a Securities Deposit Institution.

The share capital is variable. The minimum fixed capital that cannot be withdrawn amounts to Ps.[   ] and is represented by [   ] common, registered shares, without par value, fully subscribed and paid for, belonging to only one series (hereinafter “Single Series”). The variable portion of the share capital is unlimited and will be represented by common, registered, Single Series shares without par value. Except for the right of withdrawal vested in the holders of the shares representing the variable portion of the share capital, all shares of stock will confer the same rights and obligations.

The Company was established under the name Grupo Picsa, S.A. de C.V. by means of Public Deed No. 2,387 dated March 30, 1998, granted before Mr. Gerardo Gaxiola Díaz, Notary Public No. 167 of the State of Sinaloa, the first certified copy of which was recorded in the Public Registry of Property and Commerce of Culiacán, Sinaloa on April 23, 1998 under Entry No. 191 of Book No. 36, in Section one of Commerce.

The Company then changed its corporate name from Grupo Picsa, S.A. de C.V. to Desarrolladora Homex, S.A. de C.V., as it appears in Public Deed No. 3,155 dated November 19, 1999, granted before Mr. Oscar Guillermo Corrales López, a notary public holding Commission No. 54 of Culiacán, Sinaloa, the first certified copy of which was recorded in the Public Registry of Property and Commerce of Culiacán, Sinaloa on December 6, 1999 under Entry No. 22 of Book No. 54, in Section one of Commerce.

The Company is a Mexican legal entity. Any foreigner who purchases an interest or holds shares in the Company will be considered Mexican in regard to both, as well as in regard to the assets, rights, concessions, shares or interests that the Company holds or in regard to the rights and obligations arising from the agreements that the Company may have entered into with Mexican authorities. Further any such individual will agree not to invoke the protection of his/her own government subject to the penalty of forfeiting such interest or share to the nation of Mexico.

Culiacán, Sinaloa, June 29, 2004

Eustaquio Tomás De Nicolás Gutiérrez Director	Luis Harvey McKissack Director

Main Rights and Obligations of Shareholders

ARTICLE SIX. The share capital is variable. Fixed capital, which cannot be withdrawn, amounts to Ps.[   ] and will be represented by [   ] common, registered shares, without par value, fully subscribed and paid for, belonging to one series exclusively (“Single Series”). The variable portion of share capital will be unlimited and represented by common, registered, Single Series shares, without par value. Except for the right of withdrawal vested in the holders of shares representing the variable portion of share capital, all shares of stock will confer the same rights and obligations.

As provided for in Section 14.3, Part II of the Securities Market Act, prior to authorization by the National Banking and Securities Commission the Company will have the right to issue shares without voting right, or with a limitation on other corporate rights, and will further have the right to issue shares with restricted voting rights different from the ones established in Section 113 of the General Business Corporations Act, subject to the limitations and requirements set forth in said section. Upon stock issuance the rights attaching to the shares issued will be determined at the shareholders’ meeting where said shares are agreed to be issued. If such should prove to be the case, the shares issued pursuant to this paragraph will belong to a series other than that of the other shares representing the share capital of the Company.

ARTICLE SEVEN. The Company will have the right to issue non-subscribed shares, which will be kept in the Company’s treasury to be delivered as they are subscribed and paid for.

Furthermore, subject to the express authorization by the National Banking and Securities Commission, the Company will have the right to issue non-subscribed shares to be offered to the public, provided that they are kept in escrow by a securities-deposit institution and that the conditions foreseen for that purpose in Section 81 of the Securities Market Act are duly met.

ARTICLE NINE. The Company will keep a registered share registry in accordance with articles 128 and 129 of the Mexican General Business Corporations Act and, if applicable, in accordance with Article 78 of the Mexican Securities Market Act. The share registry will be maintained by the Secretary of the Company’s Board of Directors, unless the shareholders or the Board of Directors appoint a different person to take charge of said registration. The Company may entrust to other institutions the deposit of the shares, their registration, and the adoption of the pertinent steps for share registration pursuant to law. The Company will consider those who are listed in share registries as legitimate holders of the shares.

ARTICLE ELEVEN. Except for share capital increases resulting from the placement of Company’s own shares under Article 8 of the bylaws, increases in share capital will take place pursuant to a resolution adopted at an ordinary or extraordinary shareholders’ meeting, in accordance with the Mexican General Business Corporations Act and the rules set forth in this article.

Increases in share capital may take place through the issuance of shares.

Increases in fixed-share capital will take place pursuant to a resolution adopted at an extraordinary shareholders’ meeting in accordance with these bylaws. In this case, an amendment of the bylaws will become necessary.

Increases in variable-share capital, aside from those resulting from the placement of the Company’s own shares acquired as per Article 8 of the bylaws, will take place pursuant to a resolution adopted at an ordinary shareholders’ meeting pursuant to the bylaws, subject to the single requirement that the pertinent minutes be attested to by a notary public, without the necessity of registering the pertinent deed with the Public Commercial Registry.

After reaching the pertinent agreements to increase share capital, the shareholders’ meeting that approves the increase, or any subsequent shareholders’ meeting, will fix the terms and conditions for the increase, but may also delegate this duty to the Board of Directors.

The shares are to be delivered as they are subscribed for in accordance with the resolution adopted at the shareholders’ meeting that approves their issuance and may be offered for subscription and payment by the Board of Directors or by the special delegate or delegates in accordance with the powers granted to them by the shareholders’ meeting, taking into account at all times the preemptive rights listed in Article Twelve of the bylaws.

Increases in capital may be effected through a capitalization of shareholders’ equity accounts as referred to under Section 116 of the Mexican General Business Corporations Act or through a payment in cash or in kind or through the capitalization of liabilities. In the case of an increase through the capitalization of shareholders’ equity accounts, all shares will entitle their holders to their proportional part of the increase, without the necessity of issuing new shares to represent the increase.

Except for the share capital increases resulting from a placement of Company’s own shares in accordance with Article Eight of the bylaws, all share capital increases will be recorded by the person appointed as per Article Nine of the bylaws in the book kept by the Company to that end.

ARTICLE SIXTEEN. The final titles or provisional certificates that represent the shares will be registered and may represent one or more shares, will include the wording mentioned in Section 125 of the Mexican General Business Corporations Act, will indicate the corresponding series or sub-series, will contain the text of Article Five of these bylaws, and will be signed by two shareholding members of the Board of Directors. In the case of shares deposited in a securities deposit institution or when said institution receives directly from the Company securities resulting from the institution’s exercise of property rights on behalf of its depositors, after approval by the securities deposit institution the Company may deliver to such institution multiple certificates or a single certificate representing the shares issued and deposited. The institution will make the necessary entries in the registration book to set out the rights of the respective depositors. In this case, titles will be issued including the statement that they are deposited in a securities deposit institution and it will not be necessary to state the name, domicile or nationality of the title holder. When so agreed upon by the Company and the securities deposit institution, titles may be issued without attached coupons. In this case, the certificates issued by the securities deposit institution in question will replace said titles for all legal effects, in accordance with the Mexican Securities Market Act.

ARTICLE EIGHTEEN. Shareholders’ meetings may be called by the Chairman or the Statutory Auditor or Auditors of the Board of Directors. Shareholders holding voting shares, including those granting limited or restricted rights, such shares representing at least 10% (ten percent) of share capital, may request that a general shareholders’ meeting be called, pursuant to Section 184 of the Mexican General Business Corporations Act.

Any shareholder will have the same right in any of the cases described in Section 185 of the Mexican General Business Corporations Act. If a shareholders’ meeting is not called within 15 (fifteen) days following the date of request, a Civil or District Judge having jurisdiction over the domicile of the Company will call a shareholders’ meeting upon the petition of any interested shareholder, who will need to prove title to the shares for that purpose.

The notice of ordinary, extraordinary or special shareholders’ meetings will be published in the official gazette in the place where the Company is domiciled or in a newspaper of general circulation in the place of said domicile, at least 15 (fifteen) days prior to the date established for the shareholders’ meeting. The summons for the shareholders’ meeting will contain the agenda and will be signed by the person or the persons calling the shareholders’ meeting.

From the moment the summons for the shareholders’ meeting is published, the information and documents related to each item on the agenda to be discussed in the shareholders’ meeting should be available at the Company’s offices, immediately and at no charge.

Pursuant to the second paragraph of Article 178 of the Mexican General Business Corporations Act, resolutions made outside a shareholders’ meeting by the unanimous vote of the shareholders that represent all voting shares or all the shares of the special series of shares involved will have, for all legal purposes, the same validity as if they had been adopted within a general or special shareholders’ meeting, respectively, provided that the shareholders confirm their decision in writing.

ARTICLE NINETEEN. Only the persons who are registered as shareholders in the Share Registry, as well as those that submit the evidence required by S.D. Indeval, S.A. de C.V., a Securities Deposit Institution, will be entitled to attend or to be represented in shareholders’ meetings, subject to the provisions of the Mexican Securities Market Act. Shareholders may be represented in the shareholders’ meeting by a person or by persons appointed through a power of attorney granted according to the model drafted by the Company, which will meet the requirements listed in Section 14.3 Part VI, Subsection C of the Mexican Securities Market Act. The Company will keep at the disposal of stock exchange agents in order to demonstrate the proxy representation of Company Shareholders the power of attorney at least fifteen (15) calendar days prior to the date of the respective shareholders’ meeting, which will be attested to by the Secretary of the Company and recorded in the minutes of the shareholders’ meeting.

The Secretary of the Board of Directors will check compliance with the requirements as per the paragraph above and will inform the shareholders’ meeting about it, which will be duly recorded in the pertinent minutes.

Each shareholder or his/her proxy will be entitled to one vote per share.

The members of the Board of Directors, officers and Statutory Auditors of the Company may not represent any shareholder in corporate shareholders’ meetings.

ARTICLE TWENTY-SEVEN. The management and administration of Company business and assets will be entrusted to a Board of Directors composed by at least 5 (five) and at most 20 (twenty) members as decided at the corresponding shareholders’ meeting, out of whom at least 25% (twenty-five percent) will be independent as per Section 14 of the Mexican Securities Market Act. An alternate director will be appointed for each regular Shareholding Director. Directors will be appointed as follows:

1.	All shareholders or groups of shareholders representing at least 10% (ten percent) of the shares with voting rights will be entitled to appoint a director and the corresponding alternate director, in the event the regular director is absent, as per the resolution adopted at an ordinary shareholders’ meeting held to that end.

2.	All minority shares with restricted voting rights other than those set forth in Section 113 of the Mexican General Business Corporations Act or all limited vote shares described therein representing at least 10% (ten percent) of share capital of one or both series of shares will grant the right to appoint at least one director and the corresponding alternate director; if this appointment by minority shareholders does not take place, all of the holders of said class of shares will enjoy the right to name at least two directors and the corresponding alternate directors. In the second case, appointments, substitutions and revocations of directors, will be decided at a special shareholders’ meeting. The appointment of these directors may only be revoked if the appointment of all other directors is revoked.

Members of the Board of Directors will be appointed or elected at an ordinary or special shareholders’ meeting, as the case may be, through the favorable vote of a majority of the holders of the shares representing the share capital that are present at the corresponding shareholders’ meeting.

ARTICLE FORTY-EIGHT. All conflicts, disputes, differences or insurmountable disagreements arising among two or more shareholders or among two or more groups of shareholders or between any shareholder and the Company as a result of these bylaws or in relation thereto will be finally settled through arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce, which will be conducted in Mexico, Federal District, by a court of three Mexican arbitrators skilled in law. Each one of the parties involved will appoint an arbitrator and the third one, who will preside over the court, will be appointed by the party arbitrators. If one of the parties fails to appoint an arbitrator within 10 (ten) business days following the date of notice of the commencement of the arbitration proceeding or if the two arbitrators cannot agree on the appointment of the third one within 10 (ten) business days following their appointment, the International Chamber of Commerce will appoint the arbitrator that has not been designated by the remiss party, or the third arbitrator, as the case may be.

The final decision cannot be appealed and will be binding on the parties and can be filed by either party with a competent court within Mexico City, Federal District, to be enforced accordingly; the parties expressly submit themselves to the jurisdiction of said court with the only aim of enforcing the decision reached in accordance with this Article.